Independent Auditors' Consent


To the Shareholders and Board of Directors of Pilgrim Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our reports dated February 7, 2000 with respect to the funds listed below, on the statements of assets and liabilities as of December 31, 2000, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year periods then ended and the financial highlights for each of the years in the five-year periods then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

Pilgram Funds:

Pilgrim Global Corporate                Pilgrim Gold Fund, Inc.
Leaders Funds, Inc.

Pilgrim GNMA Income Fund, Inc.          Pilgrim Growth and Income Funds, Inc.

Pilgrim International Fund, Inc.        Lexington Money Market Trust

Pilgrim Silver Fund, Inc.               Pilgrim SmallCap Asia Growth Fund, Inc

Pilgrim Troika Dialog                   Pilgrim Worldwide Emerging
Russia Fund, Inc.                       Markets Funds, Inc.

Pilgrim Global Income Fund


                                        /s/ KPMG LLP


New York, New York
July 25, 2000